Exhibit 4.1
Amendment to the Rights Agreement
      This Amendment to the Rights Agreement (this “Amendment”) is entered into as of August 5 2008, between Arlington Tankers Ltd., a company incorporated in the Islands of Bermuda (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”).
Introduction
     The Company and the Rights Agent have entered into the Rights Agreement dated as of June 26, 2008 (the “Rights Agreement”).
     The Company, Galileo Holding Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“New Parent”), Archer Amalgamation Limited, a company incorporated in the Islands of Bermuda and a wholly owned subsidiary of New Parent (“Amalgamation Sub”), Galileo Merger Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of New Parent (“Merger Sub”), and General Maritime Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“Galileo”), intend to enter into an Agreement and Plan of Merger and Amalgamation (the “Merger Agreement”) pursuant to which, among other things,: (i) Amalgamation Sub will amalgamate with the Company (the “Archer Amalgamation”), and (ii) Merger Sub will merge with and into the Galileo with Galileo continuing as the surviving corporation (the “Galileo Merger”, and together with the Archer Amalgamation, the “Combinations”). In connection with the Combinations and the other transactions contemplated by the Merger Agreement, the Company and Galileo have caused New Parent to be organized under the laws of the Republic of the Marshall Islands, with the Company owning 27% of the capital stock of New Parent and Galileo owning 73% of the capital stock of New Parent. The authorized capital stock of New Parent consists of 100 shares of common stock, par value $.01 per share (“New Parent Common Stock”), of which 27 shares have been issued to the Company and 73 shares have been issued to Galileo. Each share of common stock, $.01 par value per share, of Galileo shall be automatically converted into the right to receive 1.34 shares of New Parent Common Stock and each common share, $.01 par value per share, of the Company shall be automatically converted into the right to receive one share of New Parent Common Stock.
     Section 27 of the Rights Agreement provides that, for so long as the Rights (as defined in the Rights Agreement) are then redeemable, and subject to certain exceptions that do not apply to the amendments contemplated hereby, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights. On August 5 2008, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein in order to render the Rights inapplicable to the Combinations and the other transactions contemplated by the Merger Agreement.
     The Company and the Rights Agent therefore agree as follows:

     1. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.
     2. Amendments.
          (a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to add the following to the end thereof:
     “In addition, notwithstanding anything in this Agreement to the contrary, none of Galileo Holding Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“New Parent”), Archer Amalgamation Limited, a company organized under the laws of Bermuda and a wholly owned subsidiary of New Parent (“Amalgamation Sub”), Galileo Merger Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of New Parent (“Merger Sub”), and General Maritime Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“Galileo”), or any of their Affiliates or Associates, individually or collectively, shall be an “Acquiring Person” solely by reason of the approval, adoption, execution or delivery of the Agreement and Plan of Merger and Amalgamation (as it may be amended and supplemented, the “Merger Agreement”) among the Company, New Parent, Amalgamation Sub, Merger Sub, and Galileo, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement.”
          (b) The definition of “Beneficial Owner” in Section 1(e) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this definition of Beneficial Owner to the contrary, none of New Parent, Amalgamation Sub, Merger Sub, Galileo or any of their Affiliates or Associates, individually or collectively, shall be deemed the “Beneficial Owner” or shall be deemed to “beneficially own” any Common Shares solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement.”
          (c) The definition of “Final Expiration Date” in Section 1(s) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “ ‘Final Expiration Date’ shall mean the earlier of (i) the close of business on June 26, 2018 and (ii) immediately prior to the Effective Time, as such term is defined in the Merger Agreement. In the event that the Final Expiration Date relates to the Effective Time as set forth in clause (ii) in the preceding sentence, the Company shall promptly notify the Rights Agent after the occurrence of such Effective Time.”

          (d) The definition of “Share Acquisition Date” in Section 1(hh) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Agreement to the contrary, no Share Acquisition Date shall be deemed to have occurred solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement.”
          (e) The definition of “Section 11(a)(ii) Event” in Section 1(ee) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:
     “; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement”
          (f) The definition of “Section 13 Event” in Section 1(gg) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:
     “; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement”
          (g) The definition of “Distribution Date” in Section 1(n) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:
     “; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall be deemed not to have occurred solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement”
          (h) Section 1 of the Rights Agreement is amended by adding thereto subsection (nn) which shall read as follows:

     (nn) Each of “Merger Agreement”, “New Parent”, “Merger Sub”, “Galileo”, and “Amalgamation Sub” shall have the meanings given to such terms in the definition of “Acquiring Person”.
     3. Effective Date. This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto.
     4. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.
     5. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.
     6. Governing Law. This Amendment for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within Delaware.
     7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     8. Certification. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on August 5, 2008, hereby certifies to the Rights Agent that the supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Rights Agreement.
     9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     10. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
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     IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first above written.

ARLINGTON TANKERS LTD.
By:	/s/ Edward Terino
	Name:	Edward Terino
	Title:	President, Chief Executive Officer and Chief Financial Officer

[Signature Page to Rights Agreement Amendment]

     IN WITNESS WHEREOF, the Rights Agent has executed this Amendment as of the date first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

[Signature Page to Rights Agreement Amendment]